HEALTHCARE REALTY
3310 West End Avenue, Suite 700
Nashville, Tennessee37203
P 615.269.8175 F 615.269.8461
www.healthcarerealty.com

Exhibit 10.1

December 8, 2024

Constance B. Moore
3310 West End Avenue, Suite 700
Nashville, TN 37203
Via e-mail

Re: Appointment as Interim President and CEO of Healthcare Realty Trust Incorporated (the “Company”)

Dear Connie:

As we have discussed, this letter memorializes the terms and conditions of the Company’s appointment of you to serve as Interim President and Chief Executive Officer (“Interim CEO”). You shall devote substantially all your business time and attention to the performance of the Interim CEO role, but, without limitation of the foregoing, you may continue to engage in the following outside activities: (i) director service on the boards of TriPointe Homes and Civeo Corporation, and (ii) service on charitable or civic boards or committees and management of your personal, financial investment and legal affairs, provided that none of such activities interfere materially with the performance of your duties as Interim CEO.

Term: The Company engages you as of November 11, 2024 (the “Effective Date”), and continuing until the earliest to occur of: (i) the commencement of employment of a permanent Chief Executive Officer of the Company (the “New CEO Date”), which New CEO Date may be extended at the written request of the permanent CEO for a transition period (the “New CEO Transition Period”) not to exceed 60 days following the New CEO Date; (ii) your death or disability (as determined by the Board of Directors of the Company (the “Board”)); or (iii) termination of this engagement for any reason, including your resignation as Interim CEO or the Company’s termination of your employment as Interim CEO (the period through such earliest date, the “Term”). You will continue your service as a director on the Board during the Term, subject to election by the Company’s shareholders at the 2025 annual shareholders’ meeting.

Base Cash Compensation: During the Term, the Company shall pay you cash compensation of $150,000 per month, paid on the Company’s normal payroll schedule and subject to applicable withholding taxes, prorated for any partial month; provided, that service during the New CEO Transition Period, if any, will be paid at a rate of $90,000 per month.

HEALTHCARE REALTY
3310 West End Avenue, Suite 700
Nashville, Tennessee37203
P 615.269.8175 F 615.269.8461
www.healthcarerealty.com

Exhibit 10.1

Sign-on Cash Compensation: The Company shall pay you a one-time cash sign-on bonus of $312,500, payable no later than December 31, 2024 and subject to applicable withholding taxes.

Equity Grant: As soon as practicable after the date of this letter, the Company shall grant you an award of unvested Class A common stock (“Common Stock”) having a market value of $1,250,000. The number of shares of Common Stock subject to the award will be determined by dividing $1,250,000 by the closing price of a share of Common Stock on the applicable grant date. Such award will be subject to the terms and conditions of the award agreement attached to this letter (the “Award Agreement”). Pursuant to the terms of the Award Agreement, such unvested shares shall vest on the first anniversary of the grant date, subject to your continued service as Interim CEO. Vesting will accelerate upon the earlier of: (i) the termination of your service as Interim CEO for any reason (including your death or disability (as determined by the Board)) other than due to your voluntary resignation or under circumstances constituting a termination for “cause” (as defined in the Award Agreement); or (ii) the New CEO Date.

Business Expenses: Reasonable and necessary business expenses incurred by you in the performance of your duties as Interim CEO will be reimbursed under the Company’s expense reimbursement policies and procedures and subject to audit committee oversight.

Director Compensation During Term: You acknowledge and agree that you shall not receive any additional fees or other compensation (excluding (i) reimbursements consistent with the immediately preceding section, (ii) equity awards previously granted and (iii) the cash portion of any director fees attributable to periods prior to the Effective Date, such as meeting fees and the pro-rata portion of any cash retainers) for your service on the Board (e.g., as a director or for any activities on any Board committee), during the Term, and that the compensation set forth in this letter is the only compensation from the Company to which you shall be entitled during the Term.

Legal Fees: The Company will reimburse you for up to $10,000 in legal fees incurred in connection with the negotiation of the terms of the engagement set forth herein (including the Award Agreement). Such reimbursement will be paid to you promptly following your submission of an invoice for such legal fees from your attorney.

Miscellaneous: This letter, together with the Award Agreement, contains all of the understandings and agreements between you and the Company pertaining to the

HEALTHCARE REALTY
3310 West End Avenue, Suite 700
Nashville, Tennessee37203
P 615.269.8175 F 615.269.8461
www.healthcarerealty.com

Exhibit 10.1
subject matter of this letter, and supersedes all prior and contemporaneous agreements and understandings between the parties hereto regarding the subject matter hereof (including, without limitation, any term sheet). The terms of this letter may not be modified except in a writing signed by you and the Company. The headings in this letter are inserted for convenience only, and do not form a part of the agreement contained herein. This letter will be governed by and construed in accordance with the laws of the State of Tennessee, without regard to conflicts of law principles thereunder. This letter may be executed in one or more counterparts (including, without limitation, in .pdf or other electronic format), all of which when taken together shall constitute one and the same agreement. The Company shall cause you to be covered under its directors’ and officers’ insurance policies and shall indemnify you under the indemnification provisions of its governing documents and your Indemnification Agreement dated April 12, 2022, in each case, with respect to your actions or omissions as the Company’s Interim CEO.

Code Section 409A: The parties intend that this letter agreement will be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A of the Code. Each payment pursuant to this letter agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year immediately following the taxable year in which the expense was incurred.

Please sign and return to the Company a copy of this letter to confirm agreement with the terms set forth above.

Sincerely,

HEALTHCARE REALTY TRUST INCORPORATED

By: /s/ John M. Bryant, Jr.

Title: Executive Vice President and General Counsel

HEALTHCARE REALTY
3310 West End Avenue, Suite 700
Nashville, Tennessee37203
P 615.269.8175 F 615.269.8461
www.healthcarerealty.com

Exhibit 10.1

ACKNOWLEDGED AND AGREED:

/s/ Constance B. Moore
Constance B. Moore

Attachment: Award Agreement